Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-47530, 33-58300, 333-4530, 333-38981, 333-86935, 333-76076, 333-87898, and 333-127216 on Form S-8 and Nos. 333-127215 and 333-142722 on Form S-3 of our report, dated February 4, 2009, relating to the consolidated financial statements and the financial statement schedules of Unitrin, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph as to the changes in the Company’s method of accounting for certain investments reported under the equity method of accounting in 2008), appearing in this Annual Report on Form 10-K of Unitrin, Inc. and subsidiaries for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 4, 2009